EXHIBIT 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TREY RESOURCES, INC.

Trey Resources, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Trey Resources, Inc.” A Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on October 3, 2002 under the name of iVoice Acquisition 1, Inc. A Certificate of Amendment to the Certificate of Incorporation was filed by the Corporation with the Delaware Secretary of State on April 24, 2003 under the name of Trey Industries, Inc. A second Certificate of Amendment to the Certificate of Incorporation was filed by the Corporation with the Delaware Secretary of State on September 5, 2003 under the name of Trey Resources, Inc. (collectively, the “Certificate of Incorporation”);

This Fourth Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) restates, integrates and further amends the provisions of the Certificate of Incorporation and was duly adopted by the Board of Directors of the Corporation (the “Board”) and by written consent of the stockholders of the Corporation, who approved the amendments contained herein by a vote of the necessary number of shares required by statute in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”);

2. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein; and

3. The text of the Certificate of Incorporation is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the Corporation is ‘SilverSun Technologies, Inc.’

ARTICLE II
PURPOSE

The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE III
CAPITAL STOCK

Authorization. The Corporation shall have authority to issue 750,000,000 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”) and 1,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”).

PART A. CLASS A COMMON STOCK

With respect to all matters upon which stockholders of the Corporation are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by stockholders. Holders of Class A Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding up, the holders of Class A Common Stock are entitled to receive net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by the Board out of funds legally available for the payment of dividends.

PART B. CLASS B COMMON STOCK

Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into shares of Class A Common Stock at the rate of one (1) share of Class B Common Stock for one thousand nine hundred and seventy five (1,975) shares of Class A Common Stock. Every holder of outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to one hundred (100) Shares of Class A Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by stockholders. Each holder of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the dividends declared on such number of shares of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock had all of the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other stockholder distribution.

PART C. PREFERRED STOCK

SECTION 1

The Corporation's Board is authorized (by resolution and by filing an amendment to this Amended and Restated Certificate, and subject to limitations prescribed by the DGCL) to issue, from to time, shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series, and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(1) the number of shares constituting that series and the distinctive designation of that series;

(2) the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

(4) whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as the Board;

(5) whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to shares of that series, provided that the holders of preferred stock of each series shall be entitled to receive only that amount or those amounts as are fixed by the certificate of designation or by resolution of the Board providing for the issuance of that series; and

(8) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

SECTION 2

Two (2) shares of the Corporation’s authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock, par value $1.00 per share (“Series A Preferred”), and have the voting and conversion set forth below:

(1) Conversion Rights.  Each one share of Series A Preferred shall be converted into that number of shares of Class A Common Stock as shall equal one percent (1%) of the issued and outstanding shares of Class A Common Stock of the Corporation immediately following the time of the Conversion. Each share of Series A Preferred Stock shall convert into shares of Class A Common Stock upon written demand of the Corporation, which demand shall be made no later than January 15, 2012, unless otherwise agreed by the mutual consent of the parties in writing.

(2) Voting Rights.  Each share of Series A Preferred shall have voting rights equal to five billion (5,000,000,000) votes of Class A Common Stock.

ARTICLE IV
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE  19801 County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE V
BOARD OF DIRECTORS

The Board of the Corporation shall consist of at least one (1) director.  Each director (if more than one) shall serve until the first meeting of the stockholders of the Corporation, or until such director’s successor are elected and qualified.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII
PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII
AMENDMENTS AND REPEAL

Except as otherwise specifically provided in this Amended and Restated Certificate, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX
LIMITATION OF LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article IX shall eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, a knowing violation of the law, under Section 174 of the DGCL or any successor provision, or for any transaction from which the director derived improper personal benefit.

If the laws of the State of Delaware are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by said laws. Any repeal or modification of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.  This provision shall not affect any provision permitted under the DGCL, in this Amended and Restated Certificate, or in the By-laws or any contract or resolution of the Corporation indemnifying or agreeing to indemnify a member of the Board against personal liability.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate to be duly executed on behalf of the Corporation this 22nd day of June, 2011.

                              SILVERSUN TECHNOLOGIES, INC.

                              By: /s/ Mark Meller
                              -------------------------------
                              Mark Meller
                              Chief Executive Officer